Contact: Bob Recchia or Mary Broaddus Tel 734.591.4900 or 734.591.7375 recchiab@valassis.com or broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Earnings Release

FOR IMMEDIATE RELEASE

Valassis Announces Financial Results for the Quarter Ended March 31, 2008
Another Strong Quarter; Momentum Continues

Livonia, Mich., May 1, 2008: Valassis (NYSE: VCI) today announced financial results for the first quarter ended March 31, 2008. We reported quarterly revenues of $597.1 million, up 65.3% compared to $361.3 million for the first quarter of 2007 (which excludes revenue for ADVO, Inc. for the period of Jan. 1, 2007 through March 1, 2007). Revenue increased 2.1% compared to pro forma revenue for the first quarter of 2007 of $584.8 million. This increase is due primarily to revenue growth in the Shared Mail segment. First quarter net earnings were $12.4 million, up 10.2% from $11.2 million in the first quarter of 2007. First quarter earnings per share (EPS) was $0.26, up from $0.23 in the first quarter of 2007. For the first quarter of 2008, adjusted EBITDA* was $63.2 million, up 47.0% from pro forma adjusted EBITDA* of $43.0 million for the first quarter of 2007.

“We are pleased with our performance, the third consecutive quarter of exceptional results in light of the difficult market conditions. This positive momentum is evidence of the strong strategic rationale behind our shared mail acquisition, our integration game plan and our outstanding execution of this plan. By focusing early on cost synergies and optimization of the shared mail business, we have significantly improved its cost structure and operating leverage. Our efforts in sales training and the launch of our new targeting system have set the stage for cross-selling and long- term profitable revenue growth starting in the second half of this year,” said Alan F. Schultz, Valassis Chairman, President and Chief Executive Officer.

Some additional highlights include:

Continued Momentum in Cost Management
•
Business Optimization: We continue to make substantial improvements in the management of the shared mail business. Our optimization initiative, designed to reduce over-supply and deliver more profitable packages, has increased the profitability of the shared mail business and contributed significantly to our performance in the last three consecutive quarters. This initiative resulted in the elimination of 46 million packages in the first quarter of 2008 versus the first quarter of the prior year. The revenue associated with this reduction in packages, combined with the revenue loss from the discontinuation of the detached address label in May 2007, represents a 3.9% revenue drag in the first quarter of 2008.

•	Cost Synergies: Cost synergies are on track to meet our 2008 target of $38 million.
•	Integration: Integration is near completion in all major functions of the company except IT systems, accounting and finance.

Driving Profitable Revenue Growth
•
Cross-selling: We are pleased with our ability to offer optimized solutions that blend shared mail and newspaper distribution. In addition, we have secured planned incremental newspaper placement contracts from shared mail clients. We expect to realize most of this revenue beginning in the second half of 2008.

•	New Clients: We are on track to meet our 2008 objective of 4,000 new clients.
•
Targeting System Launch: On April 1, 2008, we successfully launched and are actively field testing our proprietary targeting system, Integrated Media Optimization (IMO). IMO is designed to facilitate the cross- selling of all our products.

Liquidity
•
Delayed Draw Term Loan: In April 2008, we successfully closed on the delayed draw term loan portion of our Senior Secured Credit Facility in an aggregate principal amount of $160 million. Pricing on the delayed draw term loan will be in line with the term loan B portion of our Senior Secured Credit Facility at LIBOR plus 1.75%. As previously disclosed, the proceeds of the delayed draw term loan will primarily be used in connection with the anticipated exercise of put rights by the holders of Valassis’ Senior Secured Convertible Notes due 2033 on May 22, 2008.

VCI 1Q08 Earnings

•
2009 Secured Notes: We expect to repay the 6 5/8% 2009 Secured Notes which mature in January 2009 through a combination of cash, any excess proceeds from the delayed draw term loan and borrowings on the revolving portion of our Senior Secured Credit Facility which is currently priced at LIBOR plus 2.25%. Based on certain ratio covenants contained in our Senior Secured Credit Facility, we expect pricing to ratchet down to LIBOR plus 2.00% in the next six to 12 months.

“Once the 2009 Notes are repaid, we will have no scheduled liquidity events until 2014, and we will strive to achieve investment grade status far before that time. We are comfortable with our current strong liquidity position including $93.5 million in cash and cash equivalents at quarter end, a $120 million revolver and expected adjusted cash flow* of approximately $103 million to $116 million in 2008,” said Robert L. Recchia, Executive Vice President and Chief Financial Officer.

Outlook
Management reiterates the financial guidance for 2008, expecting increased adjusted EBITDA* of between $260 and $280 million. Based on the first quarter results and the current outlook, Management noted that it expects results to lean toward the upper half of this range. We expect low-to mid-single digit revenue growth in the second half of 2008. Full-year 2007 pro forma revenue was $2,465.6 million, which includes January and February 2007 revenue from ADVO of $223.4 million. In 2008, we expect adjusted cash EPS* of between $2.14 and $2.39.

Other considerations for 2008 are as follows:

•	Capital Expenditures: Capital expenditures during the first quarter of 2008 were $9.0 million, on track with our 2008 guidance of $35 million or less.
•
Paper:  Management reiterated that paper pricing continues to have a negative impact on the Shared Mail Wrap and the Free-standing Insert (FSI) as we will not be able to pass along those increases to clients.

•
Macroeconomic Environment: While we do not expect economic factors to impact our guidance, marketing budgets continue to be tight. However, we are beginning to see a shift to value-oriented media such as ours.

Business Segment Discussion
•
Shared Mail: Shared Mail revenues for the first quarter of 2008 were $356.3 million, up $23.8 million or 7.2% compared to pro forma first quarter of 2007. Growth from key national retailers, improved sell-through of the RedPlum Wrap, new client acquisition, and reduced client credits all contributed to the overall revenue growth for the quarter. Segment profit for the quarter was $30.9 million, up $25.6 million from the prior year first quarter which represented results beginning with the acquisition date of March 2, 2007. In addition to revenue growth, reductions in both variable and fixed expenses from our business optimization efforts and realized cost synergies contributed to the improvement in segment profit. Beginning on Jan. 1, 2008, the Canadian business previously accounted for in this segment became part of the new International, Digital Media and Services segment discussed below. As a result, first quarter 2007 pro forma revenue of $3.1 million has been reclassified from this segment to the new segment for comparison purposes.

•
Neighborhood Targeted Products: Revenues for the first quarter of 2008 were $100.2 million, flat compared to the prior year quarter. Segment profit for the quarter was $11.1 million, up 0.9% from the first quarter of 2007. Revenue was negatively affected as some of the Neighborhood Targeted business migrated to the Shared Mail higher margin business. This approximate 3% reduction is in line with average newspaper circulation declines in the first quarter of 2008.

•
Market Delivered Free-standing Inserts (FSI): Co-op FSI revenues for the first quarter of 2008 were $98.6 million, down 10.0% from the first quarter of 2007, due to the anticipated reduction in FSI pricing of low- to mid-single digits and a decrease in market share. Management expects that market share will improve in the second half of 2008. Unit growth in the co-op FSI industry was up 2.5%. FSI cost of goods sold was up for the quarter on a cost per thousand (CPM) basis. Segment profit was $2.0 million, down 79.6% from the first quarter of 2007. Management has also realigned this segment’s sales structure and has appointed new FSI sales leadership.

VCI 1Q08 Earnings

•
International, Digital Media & Services: Due to their sizes in relation to other segments, we have combined the segments previously known as International and Services and Household Targeted into one segment - International, Digital Media & Services. This segment is the aggregation of all other lines of business not included in the separate reportable segments, including NCH, international, direct mail, VRMS, security services, interactive and in-store. Total first quarter 2008 revenues for the newly combined segments were $42.0 million, flat compared to the first quarter of 2007. This segment experienced a $1.8 million loss for the quarter primarily due to charges related to our Interactive initiative and European restructuring. Without these charges, segment profit would have been $0.2 million. Segment profit for the first quarter of 2007 was $1.7 million.

Segment Results Summary
	Quarter Ended March 31,
Revenue by Segment (in millions)	2008	2007	% Change
Shared Mail (1)	$356.3	$332.5	7.2%
Neighborhood Targeted	$100.2	$100.5	-0.3%
Free-standing Insert	$98.6	$109.6	-10.0%
International, Digital Media & Services (2)	$42.0	$42.2	-0.5%
Total Segment Revenue	$597.1	$584.8	2.1%

	Quarter Ended March 31,
Segment Profit (in millions)	2008	2007	% Change
Shared Mail (1)	$30.9	$5.3	483.0%
Neighborhood Targeted	$11.1	$11.0	0.9%
Free-standing Insert	$2.0	$9.8	-79.6%
International, Digital Media & Services (2)	$(1.8)	$1.7	-205.9%
Total Segment Profit	$42.2	$27.8	51.8%

1 Valassis acquired ADVO on March 2, 2007. Prior year revenue includes results from Jan.1, 2007 and is given for comparison purposes only and is not included in our reported results. Segment profit for 2007 represents only those results since the acquisition date of March 2, 2007.
2 The segments previously known as International and Services and Household Targeted have been aggregated into one segment, International, Digital Media and Services, due to their immateriality versus the remaining segments. Also as of Jan. 1, 2008, the ADVO Canada business previously accounted for in the Shared Mail segment was merged into Valassis Canada and is now included in International, Digital Media and Services. Prior year pro forma revenue has been reclassified here for comparison purposes.

Non-GAAP Financial Measures
*We define adjusted EBITDA as earnings before net interest and other expenses, income taxes, depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive. We define adjusted cash EPS as net earnings plus depreciation, amortization, stock-based compensation expense associated with SFAS No. 123R and amortization of a client contract incentive, less capital expenditures, divided by weighted shares outstanding. We define adjusted cash flow as earnings before depreciation, amortization, stock-based compensation expense and amortization of a client contract incentive less capital expenditures. Adjusted EBITDA, adjusted cash EPS and adjusted cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA, adjusted cash EPS and adjusted cash flow may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, adjusted EBITDA is used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

VCI 1Q08 Earnings

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
•	adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•
management believes adjusted cash EPS is a better measure of the performance of the business than reported GAAP EPS. The primary reason for this is because depreciation and amortization charged against earnings to calculate GAAP EPS are expected to be in excess of capital expenditures by approximately $39.6 million in 2008;

•	adjusted cash flow does not reflect the residual cash flow available for discretionary expenditures since certain non-discretionary expenditures are not deducted from the measure;
•
other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted cash EPS and adjusted cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found below.

2008 Guidance: Projected Adjusted Cash Flow and Adjusted EPS Reconciliation*:

Plan	Low End ($ in millions)	High End ($ in millions)
Net Earnings	$53.5	$65.9
Add back non-cash items:
Depreciation	65.0	65.0
Amortization	9.6	9.6
FAS123r expense	7.7	7.7
Contract incentive amortization	2.4	2.4

Less:
Capital Expenditures	(35.0)	(35.0)
Adjusted Cash Flow*	$103.2	$115.6
Weighted Shares Outstanding	48,331	48,331
Adjusted Cash EPS*	$2.14	$2.39
*Does not include an approximate $15 million recapture tax because it is a non-recurring charge related to the Senior Convertible Notes expected to be put to us in May 2008.

2008 Guidance: Projected Adjusted EBITDA Reconciliation:

Plan	Low End ($ in millions)	High End ($ in millions)
Net Earnings	$53.5	$65.9
Add back:
Interest and other, net	89.1	89.1
Income taxes	32.7	40.3
Depreciation and amortization	74.6	74.6
EBITDA	$249.9	$269.9

Add back:
FAS123r expense	7.7	7.7
Contract incentive amortization	2.4	2.4
Adjusted EBITDA	$260.0	$280.0

VCI 1Q08 Earnings

Reconciliation of Adjusted EBITDA to Net Earnings and Cash Flow from Operations
Quarter Ended March 31, 2008
(dollars in thousands)

		Three Months Ended	Three Months Ended
		Mar. 31,	Mar. 31,
		2008	2007

Net Earnings - GAAP		$12,382

plus:	Income taxes	7,798
	Interest and other expense, net	22,059
	Depreciation and amortization	17,638

EBITDA		$59,877

	Stock-based compensation expense (SFAS No. 123R)	1,456
	Amortization of customer contract incentive	1,215
	Restructuring costs	637

Adjusted EBITDA		$63,185	$42,985	[1]

	Interest and other expense, net	$(22,059)
	Income taxes	$(7,798)
	Restructuring costs, cash	$(637)
	Changes in operating assets and liabilities	$(29,290)

Cash Flow from Operations		$3,401

1 Represents agreed upon adjusted EBITDA amount with the lenders under our senior secured credit facility, as set forth in our credit agreement, dated March 2, 2007, which is included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007.

VCI 1Q08 Earnings

Conference Call Information
Valassis will hold an investor call today to discuss its first-quarter 2008 results at 11 a.m. (EDT). The call-in number is (800) 218-4007. The call will simulcast on Valassis’ Web site, at http://www.valassis.com, and replay through May 14, 2008 at (800) 405-2236, pass code 11102665. This earnings release and the webcast will be archived on Valassis’ Web site under “Investor.”

About Valassis
Valassis is one of the nation’s leading media, marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform - in-home, in-store and in-motion. Through its newest offering - redplum.com - consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper or postal costs; changes which affect the businesses of the Company’s clients and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the ADVO acquisition and integrating ADVO’s operations may be greater than expected; the Company’s substantial indebtedness, and its ability to incur additional indebtedness, may affect the Company’s financial health; certain covenants in the Company’s debt documents could adversely restrict the Company’s financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in the Company’s clients’ promotional needs, inventories and other factors; the Company’s failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company’s borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company’s business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company’s business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow…

VCI 1Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(dollars in thousands)

Assets	Mar. 31,	Dec. 31,
	2008	2007

Current assets:

Cash and cash equivalents	$93,482	$125,239
Auction-rate securities	-	-
Accounts receivable	460,522	515,490
Inventories	50,109	43,591
Refundable income taxes	-	6,553
Other	24,765	19,379

Total current assets	628,878	710,252

Property, plant and equipment, at cost	515,042	506,383

Less accumulated depreciation	(217,090)	(201,832)

Net property, plant and equipment	297,952	304,551

Intangible assets	1,228,056	1,229,124

Less accumulated amortization	(85,501)	(83,195)

Net intangible assets	1,142,555	1,145,929

Investments	6,836	7,159

Other assets	25,783	22,562

Total assets	$2,102,004	$2,190,453

More tables to follow . . .

VCI 1Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(dollars in thousands)

Liabilities and Stockholders' Equity	Mar. 31,	Dec. 31,
	2008	2007

Current liabilities:

Current portion, long-term debt	$105,874	$30,900
Accounts payable and accruals	383,375	462,410
Progress billings	39,129	45,616
Income taxes payable	3,981	-
Deferred income taxes	3,464	2,470

Total current liabilities	535,823	541,396

Long-term debt	1,178,200	1,279,640
Other liabilities	46,317	29,026
Deferred income taxes	122,480	120,500

Stockholders' equity:

Common stock	635	634
Additional paid-in capital	52,907	51,482
Retained earnings	704,645	692,263
Treasury stock	(520,227)	(520,227)
Accumulated other comprehensive gain (loss)	(18,776)	(4,261)

Total stockholders' equity	219,184	219,891

Total liabilities and stockholders' equity	$2,102,004	$2,190,453

More tables to follow . . .

VCI 1Q08 Earnings

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Quarter Ended	Quarter Ended
	Mar. 31,	Mar. 31,	%
	2008	2007	Change

Revenue	$597,081	$361,304	+ 65.3%

Costs and expenses:
Costs of products sold	455,357	279,017	+ 63.2%
Selling, general and administrative	97,179	54,526	+ 78.2%
Amortization	2,306	908	+ 154.0%
Total costs and expenses	554,842	334,451	+ 65.9%

Operating income	42,239	26,853	+ 57.3%

Other expenses and income:
Interest expense	23,905	10,619	+ 125.1%
Other income	(1,846)	(2,178)	- 15.2%
Total other expenses	22,059	8,441	+ 161.3%

Earnings before income taxes	20,180	18,412	+ 9.6%

Income taxes	7,798	7,179	+ 8.6%

Net earnings	$12,382	$11,233	+ 10.2%

Net earnings per common share, diluted	$0.26	$0.23	+ 13.0%

Weighted average shares outstanding, diluted	47,933	47,850	+ 0.2%

Supplementary Data
Amortization	$2,306	$908
Depreciation	15,332	6,498
Capital expenditures	9,022	5,615

###